                            Variable Appreciable Life Insurance
                                  Prospectus Filing May 2004

Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

Hypothetical Gross Annual Investment Return                         6.00%
less       Arithmetic Average of
           Total Contractual Porfolio Expenses            -         0.53%
less       Guaranteed
           Mortality and Expense Fee                      -         0.60%
                                                                  ---------
Fund Crediting Rate (Net Annual Investment Rate)          =         4.87%

                            Variable Appreciable Life Insurance
                                 Prospectus Filing May 2004

  Male    Preferred                              Level Death Benefit
                                                 CVAT
Age:                 30                          Maximum Charges
Face:            75,000                          Assume Annual Payment of 1200 in all years
TTR:                  0                          Hypothetical Annual Return of 6% Gross, 4.87% Net

Policy --- Year 5
                            (0a)        (0b)         (1)          (2)          (3)         (3a)         (4)          (5)          (6)         (7)          (8a)         (8b)           (9)           (10)        (11)         (12)         (13)            (14)
                            BOP          BOP                                   Per                      Per         Montly                   Total       Deferred     Deferred        Total          EOP                      EOP          EOP              EOP
                          Contract      Accum      Premium     Per Policy    Premium     Invested      Month         Cost       Monthly     Contract      Sales      Undwriting        Cash         Basic      Corridor     Corridor      Death            Accum
  Month       YEAR          Fund        Prems        Paid        Loads        Loads      Premium       Loads        Of Ins     Interest       Fund        Charge       Charge       Surr Value        DB        Factor         DB        Benefits       Prems Paid

   1             5        4,161      5,300         1,200            -       91.85     1,108.15         4.75        11.89       20.85        5,273       239.63        375.00          4,658       75,000     0.24832       21,236       75,000            6,521
   2             5        5,273      6,521             -            -           -            -         4.75        11.89       20.87        5,277       239.63        375.00          4,663       75,000     0.24901       21,193       75,000            6,542
   3             5        5,277      6,542             -            -           -            -         4.75        11.89       20.89        5,282       239.63        375.00          4,667       75,000     0.24971       21,151       75,000            6,564
   4             5        5,282      6,564             -            -           -            -         4.75        11.89       20.90        5,286       239.63        375.00          4,671       75,000     0.25040       21,110       75,000            6,585
   5             5        5,286      6,585             -            -           -            -         4.75        11.89       20.92        5,290       239.63        375.00          4,675       75,000     0.25110       21,068       75,000            6,607
   6             5        5,290      6,607             -            -           -            -         4.75        11.89       20.94        5,294       239.63        375.00          4,680       75,000     0.25179       21,027       75,000            6,628
   7             5        5,294      6,628             -            -           -            -         4.75        11.89       20.96        5,299       239.63        375.00          4,684       75,000     0.25249       20,986       75,000            6,650
   8             5        5,299      6,650             -            -           -            -         4.75        11.88       20.97        5,303       239.63        375.00          4,688       75,000     0.25318       20,946       75,000            6,672
   9             5        5,303      6,672             -            -           -            -         4.75        11.88       20.99        5,307       239.63        375.00          4,693       75,000     0.25388       20,906       75,000            6,694
   10            5        5,307      6,694             -            -           -            -         4.75        11.88       21.01        5,312       239.63        375.00          4,697       75,000     0.25457       20,866       75,000            6,716
   11            5        5,312      6,716             -            -           -            -         4.75        11.88       21.02        5,316       239.63        375.00          4,702       75,000     0.25527       20,826       75,000            6,738
   12            5        5,316      6,738             -            -           -            -         4.75        11.88       21.04        5,321       239.63        375.00          4,706       75,000     0.25596       20,787       75,000            6,760

( 0a)     BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)     BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)      Premium paid  = $1,200

(2)      Per Policy load = $0 per month.

(3)      Per PremiumLoad = Sales/Admin/Tax  = $2 + (maximum sales load + premium tax = 7.5% of (premium paid - $2))

(4)      Per Month Loads =(1) + (2) =  (1)  $2.50 + 0.03 per $1,000

(5)      Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male

(6)      Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.87% is the net crediting interest rate.

(7)      Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

( 8a)     Deferred Sales Charge =  45% of the initial scheduled premium  = 45% * 532.5 =239.63

( 8b)     Deferred Underwriting Charge =  $5.00 per 1000 = $375.00

(9)      Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8a)- (8b)

(10)      EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)      Corridor factor  - net single premium corridor factor for Male age 30  CVAT

(12)      EOP Corridor DB - End of Period Corridor Death Benefit = (7) / (11)

(13)      EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)      EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5